EXHIBIT B

JOINT FILING AGREEMENT

The undersigned agree that this filing relating to the common stock, par value $0.001, of Superior Drilling Products, Inc. shall be filed on behalf of the undersigned.

/s/ Troy Meier
Troy Meier

/s/ Annette Meier
Annette Meier

Meier Family Holding Company, LLC

By:	/s/ Annette Meier
Name:	Annette Meier
Title:	COO

Meier Management Company, LLC

By:	/s/ Annette Meier
Name:	Annette Meier
Title:	COO

Drilling Tools International Corporation

By:	/s/ R. Wayne Prejean
Name:	R. Wayne Prejean
Title:	President and Chief Executive Officer